Exhibit 3.12

OPERATING AGREEMENT

OF

IOC — BLACK HAWK DISTRIBUTION COMPANY, LLC

A COLORADO LIMITED LIABILITY COMPANY

THIS OPERATING AGREEMENT is made as of the 22 day of February, 2002 by the ISLE OF CAPRI BLACK HAWK, L.L.C., a Colorado limited liability company, as the sole managing member (the “Member”) of IOC — Black Hawk Distribution Company, LLC, a Colorado limited liability company (the “Company”).

NOW, THEREFORE, pursuant to the Act (as defined below), the following shall constitute the Operating Agreement, as amended from time to time, for the Company.

ARTICLE 1
DEFINITIONS

The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

(a)           “Act” means the version of the Colorado Limited Liability Company Act adopted by the State of Colorado, Colo. Rev. Stat. §§ 7-80-101 et seq., as amended from time to time.

(b)           “Agreement” means this Operating Agreement as originally executed and as amended from time to time.

(c)           “Capital Contribution” means the amount of money and the fair market value of any property other than money contributed to the Company by the Member with respect to such Member’s Membership Interest in the Company.

(d)           “Code” means the Internal Revenue Code of 1986 or corresponding provisions of subsequent superseding federal revenue laws.

(e)           “Company” means IOC — Black Hawk Distribution Company, LLC, a Colorado limited liability company.

(f)            “Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association.

(g)           “Member” means ISLE OF CAPRI BLACK HAWK, L.L.C., a Colorado limited liability company, the sole member of the Company.

(h)           “Membership Interest” means the ownership interest of the Member in the Company at any particular time, including the right of such Member to any and all benefits to which such Member may be entitled as provided in this Agreement or the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement and the Act.

(i)            “Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so admits.

(j)            “Property” means all real and personal property, tangible and intangible, owned by the Company.

(k)           “Regulations” means the federal income tax regulations, including temporary (but not proposed) regulations, promulgated under the Code.

ARTICLE 2
FORMATION OF COMPANY

2.01        Formation.  On February 22, 2002, the Company was organized as a Colorado limited liability company under and pursuant to the Act.

2.02        Name.  The name of the Company is IOC — Black Hawk Distribution Company, LLC, a Colorado limited liability company.

2.03        Principal Place of Business.  The principal place of business of the Company shall be 1641 Popps Ferry Road, Suite B-1, Biloxi, Mississippi 39532.  The Company may locate its places of business and registered office at any other place or places as the Member may from time to time deem advisable.

2.04        Registered Office and Registered Agent.  The Company’s registered office shall be at the office of its registered agent at 1675 Broadway, Suite 1200 Denver, Colorado 80202 and the name of its initial registered agent at such address shall be CT Corporation System.

2.05        Articles of Organization.  The Articles of Organization are hereby adopted and incorporated by reference in this Agreement.  In the event of any inconsistency between the Articles of Organization and this Agreement, the terms of the Articles of Organization shall govern.

ARTICLE 3
BUSINESS OF COMPANY

3.01        Permitted Businesses.  The business of the Company shall be:

(a)           To engage in any lawful business subject to any provisions of law governing or regulating such business;

(b)           To exercise all other powers necessary to reasonably be connected with the Company’s business which may legally be exercised by limited liability companies under the Act; and

(c)           To engage in all activities necessary, customary, convenient or incident to any of the foregoing.

ARTICLE 4
CONTRIBUTIONS TO THE COMPANY

4.01        Member’s Initial Capital Contribution.  The Member shall make its initial Capital Contribution to the Company concurrently with its execution and delivery of this Agreement, as set forth on Exhibit A hereto.

4.02        Withdrawal or Reduction of Member’s Contribution to Capital.  The Member shall not receive out of the Company’s Property any part of such Member’s contributions to capital until all liabilities of the Company, except liabilities to the Member on account of its contributions to capital, have been paid or there remains Property of the Company sufficient to pay the Member.

4.03        Additional Capital Contributions.  The Member shall not be obligated to make any additional Capital Contributions to the Company.  If the Company needs additional capital to meet its obligations, the Company may borrow all or part of such additional capital from any source, including, without limitation, the Member; provided, however, that the Member shall not be obligated to make a loan to the Company.

4.04        No Third-Party Beneficiaries.  The provisions of this Article 4 are not intended to be for the benefit of and shall not confer any rights on any creditor or other Person (other than the Member in such Member’s capacity as a Member) to whom any debts, liabilities or obligations are owed by the Company or the Member.

ARTICLE 5
ALLOCATIONS

5.01        Allocations.  So long as the Company is disregarded as an entity for federal income tax purposes, all income and loss shall be reported on the Member’s tax return.  Prior to admitting any additional members, the Member shall amend this Agreement to comply with the provisions of subchapter K of the Code.

ARTICLE 6
DISTRIBUTIONS

6.01        Cash Flow.  The Member shall, from time to time, determine and distribute the cash flow to the Member as it may determine.

ARTICLE 7
BOOKS, RECORDS AND ACCOUNTING

7.01        Books and Records.  The Company shall maintain at its principal place of business books of account relating to the operation and business of the Company.

ARTICLE 8
MANAGEMENT

8.01        Management.  The business and affairs of the Company shall be managed by the Member.  The Member shall direct, manage and control the business of the Company and the Member shall have full and complete authority, power and discretion to make any and all decisions and to do any and all things which the Member deems to be reasonably required in light of the Company’s business and objectives.  The Member, individually, shall have full authority to bind the Company and to make any decisions required to operate the Company.

8.02        Indemnity of the Member, Employees or Agents; Insurance.

(a)           The Company shall indemnify the Member and its employees and agents in respect to the payments made and personal liabilities reasonably incurred by such Member, employee or agent in the ordinary and proper conduct of the Company’s business or property.

(b)           The Company may purchase and maintain insurance on behalf of a Person who is or was a Member, employee, fiduciary or agent of the Company or who, while a Member, employee, fiduciary or agent of the Company, is or was serving at the request of the Company as officer, partner, trustee, Member, employee, fiduciary, or agent of any other foreign or domestic limited liability company or any corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against or incurred by such Person in any such capacity or arising out of such Person’s status as such, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Article 8.  Any such insurance many be procured from any insurance company designated by the Member, whether such insurance company is formed under the laws of the State of Colorado or any other jurisdiction of the United States or elsewhere.

(c)           The indemnification set forth in this Article 8 shall in no event cause the Member to incur any liability, or result in any liability of the Member to any third party, beyond those liabilities specifically enumerated in the Articles of Organization, the Act or this Agreement.

ARTICLE 9
RIGHTS AND OBLIGATIONS OF THE MEMBER

9.01        Limitation of Liability.  The Member’s liability shall be limited as set forth herein, in the Act and other applicable law.

9.02        Company Debt Liability.  The Member will not be personally liable for any debts or losses of the Company, except as provided in the Act.

9.03        Loans by Member to the Company.  The Member may loan money to, act as surety for, or transact other business with, the Company, and, subject to other applicable laws, shall have the same rights and obligations with respect thereto as a Person who is not a Member, but no such transaction shall be deemed to constitute a Capital Contribution to the Company.

ARTICLE 10
MEETINGS

10.01      Annual Meeting.  Notwithstanding anything herein to the contrary, the Company shall have no annual meetings.

10.02      Special Meetings.  Special meetings, for any purpose or purposes, unless otherwise proscribed by statute, may be called by the Member.

ARTICLE 11
DISSOLUTION AND TERMINATION

11.01      Dissolution.

(a)           The Company shall be dissolved upon the written election of the Member.

(b)           Prior to written election of the Member to dissolve, the Member shall execute a statement of intent to dissolve in such form as shall be prescribed by the Colorado Secretary of State and file duplicate originals of the same with the Colorado Secretary of State’s office.

11.02      Effect of Filing of Dissolving Statement.  Upon the filing with the Colorado Secretary of State of a statement of intent to dissolve, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until articles of dissolution have been filed with the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

11.03      Distribution of Assets Upon Dissolution.  In settling accounts after dissolution, the liabilities of the Company shall be entitled to payment in the following order:

(a)           to creditors, in the order of priority as provided by law (except to the Member on account of its Capital Contribution); and

(b)           to the Member.

11.04      Articles of Dissolution.  When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining Property and assets have been distributed to the Member, articles of dissolution shall be executed and filed as required by the Act.  Upon the filing of the articles of dissolution, the existence of the Company shall cease, except for the purpose of lawsuits, other proceedings and appropriate action as provided in the Act.  The Member shall thereafter be trustee for the Member and creditors of the Company and as such shall have authority to distribute any Company Property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf and in the name of the Company.

11.05      Winding Up.  The winding up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Member, who is hereby authorized to take all actions necessary to accomplish such distribution, including without limitation, selling any Company assets the Member deems necessary or appropriate to sell.

ARTICLE 12
MISCELLANEOUS PROVISIONS

12.01      Application of Colorado Law.  This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Colorado, and specifically the Act.

12.02      Amendments.  The Member may amend this Agreement at any time.

12.03      Construction.  Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa.

12.04      Headings.  The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

12.05      Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

12.06      Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

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CERTIFICATE

The undersigned hereby agrees, acknowledges and certifies that the foregoing Operating Agreement constitutes the Operating Agreement of IOC — Black Hawk Distribution Company, LLC, adopted by the Member of the Company as of this 22 day of February, 2002.

SOLE MEMBER:

ISLE OF CAPRI BLACK HAWK, L.L.C.,
a Colorado limited liability company

By:	/s/ Allan B. Solomon
Name:	Allan B. Solomon
Title:	Manager, Executive Vice President, General Counsel, Secretary

EXHIBIT A

NAME, ADDRESS, INITIAL CAPITAL CONTRIBUTION
AND MEMBERSHIP INTEREST OF MEMBER

Name and Address	Initial Capital Contribution	Membership Interest

ISLE OF CAPRI BLACK HAWK, L.L.C, c/o Isle of Capri Casinos, Inc. 1641 Popps Ferry Road, Suite B-1, Biloxi, Mississippi 39532.	$1,000	100%